______________________________________

Press Release

For immediate release

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Invesco Reports Results for Three Months Ended

June 30, 2009

Investor Relations Contact: Aaron Uhde    404-479-2956

Media Relations Contact: Doug Kidd          404-479-2922

Atlanta, July 27, 2009 --- Invesco Ltd. (NYSE: IVZ) reported net income of $75.7 million for the quarter ended June 30, 2009 (quarter ended March 31, 2009: $30.7 million). Diluted earnings per share were $0.18 for the second quarter (first quarter 2009: $0.08). Operating income was $110.4 million for the second quarter (first quarter 2009: $61.8 million).

“During the second quarter, Invesco’s continued focus on disciplined management helped strengthen long-term flows, operating income and margins in an improving market environment,” said Martin L. Flanagan, Invesco president and CEO. "We demonstrated our financial flexibility by raising $460 million of new equity, which will help further enhance our competitive position and support our continued growth over the long term."

	Q209	Q109
Operating revenues	$625.1m	$548.6m
Net revenues(1)	$469.9m	$410.0m
Net operating margin(2)	25.1%	16.5%
Net income attributable to common shareholders	$75.7m	$30.7m
Diluted EPS	$0.18	$0.08
Average assets under management (in billions)	$376.5	$351.0

(1)

Net revenues are operating revenues less third-party distribution, service and advisory expenses plus our proportional share of the net revenues of our joint venture investments. See the Schedule of Non-GAAP Information on page 8 for the reconciliation of operating revenues to net revenues.

(2)	Net operating margin is net operating income divided by net revenues. See the Schedule of Non-GAAP Information on page 8 for the reconciliation of operating income to net operating income.

Assets Under Management

Assets under management (AUM) at June 30, 2009 were $388.7 billion (March 31, 2009: $348.2 billion). The increase in AUM during the second quarter was due to increased market values, a favorable movement in foreign exchange rates, and net inflows in long-term and institutional money market funds. Average AUM during the second quarter were $376.5 billion, compared to $351.0 billion for the first quarter.

Market gains led to a $24.8 billion increase in AUM during the second quarter, compared to a reduction of $16.3 billion in the first quarter. Foreign exchange rate movements led to $11.0 billion increase in AUM during the second quarter, compared to a reduction of $2.0 billion in the first quarter.

Total net inflows were $4.7 billion for the second quarter, compared to $9.3 billion net inflows in the first quarter. Long-term net inflows were $3.0 billion for the second quarter, compared to $0.7 billion net inflows in the first quarter. Institutional money market net inflows were $1.7 billion for the second quarter, compared to $8.6 billion for the first quarter. Further analysis of AUM is included in the supplemental schedules to this release.

Earnings Summary

Operating revenues increased by $76.5 million (13.9%) to $625.1 million in the second quarter, from $548.6 million in the first quarter, as a result of favorable changes in the mix of asset classes, an overall increase in average AUM, and the impact of foreign exchange rate changes ($25.8 million). Performance fees in the second quarter were $8.0 million, compared to $10.9 million in the first quarter. Other revenues in the second quarter grew by $2.9 million (23.8%) to $15.1 million, from $12.2 million in the first quarter, due to increased transaction commissions within our private equity group. Net revenues increased by $59.9 million (14.6%) to $469.9 million in the second quarter (first quarter: $410.0 million). See the Schedule of Non-GAAP Information on page 8 for a reconciliation of operating revenues to net revenues.

Operating expenses increased by $27.9 million (5.7%) to $514.7 million in the second quarter, from $486.8 million in the first quarter, primarily due to the impact of higher market values and foreign exchange rate changes. Changes in foreign exchange rates increased operating expenses by $18.8 million in the second quarter compared to the first quarter. The company continued to apply cost containment measures consistent with our previously announced expense guidance.

Employee compensation expenses decreased by $6.8 million (2.9%) to $229.0 million in the second quarter, from $235.8 million in the first quarter. Second-quarter compensation expenses included a reduction of $8.4 million in U.S. payroll taxes compared to the first quarter, resulting from the seasonal timing of these taxes. Second quarter compensation expenses also included $4.3 million related to savings initiatives (first quarter: $13.0 million). These expense reductions were offset by foreign exchange rate changes that increased compensation expenses by $6.4 million, together with increased sales commissions and other variable compensation.

Third-party distribution, service and advisory expenses increased by $18.1 million (12.2%) to $166.3 million in the second quarter, from $148.2 million in the first quarter, consistent with the increase in investment management and service and distribution fees.

Marketing expenses decreased by $3.0 million (11.2%) to $23.9 million in the second quarter, from $26.9 million in the first quarter, due to lower levels of advertising.

Property, office and technology expenses increased by $2.7 million (5.9%) to $48.6 million in the second quarter, from $45.9 million in the first quarter, primarily due to $1.4 million of foreign exchange rate changes.

General and administrative expenses increased by $16.9 million (56.3%) to $46.9 million in the second quarter, from $30.0 million in the first quarter. Of this increase $1.3 million was due to foreign exchange rate changes. Included in the first quarter was a $9.5 million insurance recovery. The remaining increase is primarily due to seasonally higher fund expenses and additional legal expenses related to product launches.

Equity in earnings of unconsolidated affiliates increased to $7.5 million in the second quarter, from $2.5 million in the first quarter. In the second quarter performance in our Great Wall joint venture improved while the first quarter included a loss of $3.9 million in our partnership investments.

The net gains of $10.0 million in other gains and losses in the second quarter (first quarter: net loss of $4.2 million) includes a gain on the completion of our recent debt tender offer together with foreign exchange gains.

The effective tax rate, excluding noncontrolling interests, decreased to 32.2% for the second quarter, from 39.8% for the first quarter. The first quarter tax rate was unusually high due to investment write-downs that occurred in zero or low-tax rate jurisdictions, which provided no associated tax benefit.

Capital Management

On May 26, 2009, the company issued 32.9 million new common shares, generating gross proceeds of $460.5 million.The company raised these funds for general corporate purposes, including new product initiatives, potential acquisitions and repayment of long-term indebtedness.

On June 9, 2009, the company completed a new three-year $500.0 million revolving bank credit facility to replace the $900.0 million facility scheduled to mature in March 2010. Subject to certain conditions, the company has the right to increase the aggregate commitments under the new credit facility up to $750.0 million. Earlier in the second quarter, the company repaid a net $7.5 million on the former credit facility (first quarter: net repayments of $4.5 million). There was no balance on the new facility as at June 30, 2009.

On June 30, 2009, the company completed a $100.0 million tender offer to purchase its publicly traded debt instruments with a principal value of $104.3 million. A gross gain of $4.3 million was recorded on completion of the transaction.

The company had cash and cash equivalents of $817.7 million at June 30, 2009 (March 31, 2009: $333.1 million).

On July 24, 2009, the company declared a second quarter cash dividend of 10.25 cents per share to holders of our common shares. The dividend is payable on September 2, 2009 to shareholders of record at the close of business on August 19, 2009.

# # #

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security. By delivering the combined power of our distinctive worldwide investment management capabilities, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high net worth clients around the world. Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

Members of the investment community and general public are invited to listen to the conference call today, Monday, July 27, 2009, at 9:00 a.m. ET, by dialing one of the following numbers: 1-866-617-1526 for U.S. and Canadian callers and 0800-279-9630 for U.K. callers or 1-210-795-0624 for international callers. An audio replay of the conference call will be available until Monday, August 3, 2009, at 5:00 p.m. ET by calling 1-888-568-0924 for U.S. and Canadian callers or 1-203-369-3213 for international callers. The presentation will be made available via a simultaneous Webcast at www.invesco.com. The presentation slides that will be reviewed during the conference call will also be available on Invesco’s Web site at www.invesco.com.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, AUM, acquisitions, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s Web site at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.

Condensed Consolidated Income Statements

(Unaudited, in millions, other than per share amounts, headcount and AUM)

	Q209	Q109	% Change	Q208	% Change
Operating revenues
Investment management fees	$501.6	$436.5	14.9%	$736.8	(31.9)%
Service and distribution fees	100.4	89.0	12.8%	143.3	(29.9)%
Performance fees	8.0	10.9	(26.6)%	22.2	(64.0)%
Other	15.1	12.2	23.8%	33.3	(54.7)%
Total operating revenues	625.1	548.6	13.9%	935.6	(33.2)%

Operating expenses
Employee compensation	229.0	235.8	(2.9)%	282.9	(19.1)%
Third-party distribution, service and advisory	166.3	148.2	12.2%	244.9	(32.1)%
Marketing	23.9	26.9	(11.2)%	38.2	(37.4)%
Property, office and technology	48.6	45.9	5.9%	55.7	(12.7)%
General and administrative	46.9	30.0	56.3%	73.9	(36.5)%
Total operating expenses	514.7	486.8	5.7%	695.6	(26.0)%

Operating income	110.4	61.8	78.6%	240.0	(54.0)%

Other income/(expense)
Equity in earnings of unconsolidated affiliates	7.5	2.5	200.0%	9.6	(21.9)%
Interest income	1.2	4.8	(75.0)%	10.5	(88.6)%
Gains and losses of consolidated investment products, net	(48.4)	(86.5)	(44.0)%	40.3	N/A
Interest expense	(16.5)	(15.9)	3.8%	(19.3)	(14.5)%
Other gains and losses, net	10.0	(4.2)	N/A	(1.1)	N/A
Income/(loss) before income taxes, including gains and losses attributable to noncontrolling interests	64.2	(37.5)	N/A	280.0	(77.1)%
Income tax provision	(36.0)	(20.3)	77.3%	(77.2)	(53.4)%
Net income/(loss), including gains and losses attributable to noncontrolling interests	28.2	(57.8)	N/A	202.8	(86.1)%
(Gains)/losses attributable to noncontrolling interests in consolidated entities, net	47.5	88.5	(46.3)%	(40.0)	N/A
Net income attributable to common shareholders	$75.7	$30.7	146.6%	$162.8	(53.5)%

Earnings per share:
---basic	$0.18	$0.08	125.0%	$0.42	(57.1)%
---diluted	$0.18	$0.08	125.0%	$0.41	(56.1)%

Average shares outstanding:
---basic	412.8	394.1	4.7%	390.1	5.8%
---diluted	419.0	399.9	4.8%	400.7	4.6%

Ending Headcount	5,084	5,122	(0.7)%	5,331	(4.6)%
Ending AUM (in billions)	$388.7	$348.2	11.6%	$461.3	(15.7)%

Invesco Ltd.

Condensed Consolidated Income Statements

(Unaudited, in millions, other than per share amounts, headcount, and AUM)

	Six Months Ended June 30,
	2009	2008	% Change
Operating revenues
Investment management fees	$938.1	$1,474.4	(36.4)%
Service and distribution fees	189.4	281.7	(32.8)%
Performance fees	18.9	33.2	(43.1)%
Other	27.3	56.7	(51.9)%
Total operating revenues	1,173.7	1,846.0	(36.4)%

Operating expenses
Employee compensation	464.8	555.7	(16.4)%
Third-party distribution, service and advisory	314.5	492.0	(36.1)%
Marketing	50.8	82.1	(38.1)%
Property, office and technology	94.5	105.8	(10.7)%
General and administrative	76.9	142.3	(46.0)%
Total operating expenses	1,001.5	1,377.9	(27.3)%

Operating income	172.2	468.1	(63.2)%

Other income/(expense)
Equity in earnings of unconsolidated affiliates	10.0	27.5	(63.6)%
Interest income	6.0	22.0	(72.7)%
Gains and losses of consolidated investment products, net	(134.9)	(4.0)	3,272.5%
Interest expense	(32.4)	(40.8)	(20.6)%
Other gains and losses, net	5.8	(7.6)	N/A
Income/(loss) before income taxes, including gains and losses attributable to noncontrolling interests	26.7	465.2	(94.3)%
Income tax provision	(56.3)	(151.0)	(62.7)%
Net income/(loss), including gains and losses attributable to noncontrolling interests	(29.6)	314.2	N/A
(Gains)/losses attributable to noncontrolling interests in consolidated entities, net	136.0	3.8	3,478.9%
Net income attributable to common shareholders	$106.4	$318.0	(66.5)%

Earnings per share:
---basic	$0.26	$0.82	(68.3)%
---diluted	$0.26	$0.79	(67.1)%

Average shares outstanding:
---basic	403.5	390.1	3.4%
---diluted	409.7	400.7	2.2%

Ending Headcount	5,084	5,331	(4.6)%
Ending AUM (in billions)	$388.7	$461.3	(15.7)%

Invesco Ltd.

Schedule of Non-GAAP Information

(Unaudited, in millions)

The following is a reconciliation of operating revenues, operating income and operating margin on a U.S. GAAP basis to net revenues, net operating income and net operating margin(1).

	Q209	Q109	Q208
Operating revenues, GAAP basis	$625.1	$548.6	$935.6
Third-party distribution, service and advisory expenses	(166.3)	(148.2)	(244.9)
Proportional share of revenues, net of third-party distribution expenses, from joint venture investments	11.1	9.6	14.6
Net revenues(1)	$469.9	$410.0	$705.3

Operating income, GAAP basis	$110.4	$61.8	$240.0
Proportional share of operating income from joint venture investments	7.7	5.8	8.5
Net operating income(1)	$118.1	$67.6	$248.5

Operating margin*	17.7%	11.3%	25.6%
Net operating margin**(1)	25.1%	16.5%	35.2%

	For the six months ended June 30,
	2009	2008
Operating revenues, GAAP basis	$1,173.7	$1,846.0
Third-party distribution, service and advisory expenses	(314.5)	(492.0)
Proportional share of revenues, net of third-party distribution expenses, from joint venture investments	20.7	35.5
Net revenues(1)	$879.9	$1,389.5

Operating income, GAAP basis	$172.2	$468.1
Proportional share of operating income from joint venture investments	13.5	25.7
Net operating income(1)	$185.7	$493.8

Operating margin*	14.7%	25.4%
Net operating margin**(1)	21.1%	35.5%

*	Operating margin is equal to operating income divided by operating revenues.
**	Net operating margin is equal to net operating income divided by net revenues.

(1)

Net revenues, net operating income and net operating margin are non-GAAP financial measures. The most comparable U.S. GAAP measures are operating revenues, operating income and operating margin. Management believes that the deduction of third-party distribution, service and advisory expenses from operating revenues in the computation of net revenues and the related computation of net operating margin provides useful information to investors because the distribution, service and advisory fee amounts represent costs that are passed through to external parties, which essentially are a share of the related revenues. Management also believes that the addition of our proportional share of revenues, net of distribution expenses, from joint venture investments in the computation of net revenues and the addition of our proportional share of operating income in the related computations of net operating income and net operating margin also provide useful information to investors, as management considers it appropriate to evaluate the contribution of its joint ventures to the operations of the business. Net revenues, net operating income and net operating margin should not be considered as substitutes for any measures derived in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Invesco Ltd.

Quarterly Assets Under Management

(in billions)	Q209	Q109	% Change	Q208
Beginning Assets	$348.2	$357.2	(2.5)%	$470.3
Long-term inflows	18.1	14.3	26.6%	19.4
Long-term outflows	(15.1)	(13.6)	11.0%	(25.6)
Long-term net flows	3.0	0.7	328.6%	(6.2)
Net flows in money market funds	1.7	8.6	(80.2)%	4.7
Market gains and losses/reinvestment	24.8	(16.3)	NA	(6.0)
Foreign currency translation	11.0	(2.0)	NA	(1.5)
Ending Assets	$388.7	$348.2	11.6%	$461.3

Average long-term AUM	$285.9	$264.9	7.9%	$398.6
Average institutional money market AUM	90.6	86.1	5.2%	84.0
Average AUM	$376.5	$351.0	7.3%	$482.6
Gross revenue yield on AUM(a)	67.1bps	63.1bps		78.3bps
Gross revenue yield on AUM before performance fees(a)	66.2bps	61.8bps		76.5bps
Net revenue yield on AUM(b)	49.9bps	46.7bps		58.5bps
Net revenue yield on AUM before performance fees(b)	49.1bps	45.5bps		56.6bps

By channel: (in billions)	Total	Retail	Institutional	Private Wealth Management
March 31, 2009(c)	$348.2	$136.8	$198.4	$13.0
Long-term inflows	18.1	12.4	4.2	1.5
Long-term outflows	(15.1)	(8.9)	(4.7)	(1.5)
Long-term net flows	3.0	3.5	(0.5)	—
Net flows in money market funds	1.7	(0.1)	1.8	—
Market gains and losses/reinvestment	24.8	19.4	4.6	0.8
Foreign currency translation	11.0	9.4	1.6	—
June 30, 2009	$388.7	$169.0	$205.9	$13.8

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alter- natives(d)
March 31, 2009(c)	$348.2	$114.4	$63.1	$30.9	$92.7	$47.1
Long-term inflows	18.1	8.4	4.8	2.3	0.6	2.0
Long-term outflows	(15.1)	(7.1)	(3.1)	(2.2)	(0.8)	(1.9)
Long-term net flows	3.0	1.3	1.7	0.1	(0.2)	0.1
Net flows in money market funds	1.7	—	—	—	1.7	—
Market gains and losses/reinvestment	24.8	18.6	2.0	3.6	—	0.6
Foreign currency translation	11.0	6.8	1.6	1.7	0.2	0.7
June 30, 2009	$388.7	$141.1	$68.4	$36.3	$94.4(e)	$48.5

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
March 31, 2009(c)	$348.2	$229.6	$21.6	$53.4	$22.5	$21.1
Long-term inflows	18.1	9.0	0.5	4.1	2.3	2.2
Long-term outflows	(15.1)	(7.7)	(1.3)	(1.7)	(2.1)	(2.3)
Long-term net flows	3.0	1.3	(0.8)	2.4	0.2	(0.1)
Net flows in money market funds	1.7	(0.1)	—	0.1	1.3	0.4
Market gains and losses/reinvestment	24.8	12.8	2.7	4.8	1.7	2.8
Foreign currency translation	11.0	—	1.8	7.6	1.0	0.6
June 30, 2009	$388.7	$243.6	$25.3	$68.3	$26.7	$24.8

(a)

Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding joint venture (JV) AUM. Our share of the average AUM in the second quarter for our JVs in China was $3.6 billion (first quarter 2009: $3.2 billion; second quarter 2008: $4.8 billion). It is appropriate to exclude the average AUM of our JVs for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the pre-tax earnings of the JVs is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income.

(b)

Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the Schedule of Non-GAAP Information on page 8 of this release for a reconciliation of operating revenues to net revenues.

(c)	The beginning balances were adjusted to reflect certain asset reclassifications.
(d)	The alternatives asset class includes financial structures, absolute return, real estate, private equity, asset allocation, portable alpha and multiple asset strategies.
(e)	Ending Money Market AUM includes $89.7 billion in institutional money market AUM and $4.7 billion in retail money market AUM.

Invesco Ltd.

Year-to-Date Assets Under Management

(in billions)	June 30, 2009	June 30, 2008	% Change
Beginning Assets	$357.2	$500.1	(28.6)%
Long-term inflows	32.4	40.2	(19.4)%
Long-term outflows	(28.6)	(54.8)	(47.8)%
Long-term net flows	3.8	(14.6)	NA
Net flows in money market funds and other	10.3	14.3	(28.0)%
Market gains and losses /reinvestment	8.4	(39.6)	NA
Foreign currency translation	9.0	1.1	718.2%
Ending Assets	$388.7	$461.3	(15.7)%

Average long-term AUM	$277.0	$399.5	(30.7)%
Average institutional money market AUM	88.4	80.0	10.5%
Average AUM	$365.4	$479.5	(23.8)%
Gross revenue yield on AUM(a)	64.8bps	77.9bps
Gross revenue yield on AUM before performance fees(a)	63.8bps	76.5bps
Net revenue yield on AUM(b)	48.2bps	58.0bps
Net revenue yield on AUM before performance fees(b)	47.1bps	56.6bps

By channel: (in billions)	Total	Retail	Institutional	Private Wealth Management
December 31, 2008(c)	$357.2	$149.2	$194.6	$13.4
Long-term inflows	32.4	22.1	7.4	2.9
Long-term outflows	(28.6)	(17.4)	(8.3)	(2.9)
Long-term net flows	3.8	4.7	(0.9)	—
Net flows in money market funds	10.3	(0.1)	10.4	—
Market gains and losses /reinvestment	8.4	7.0	1.0	0.4
Foreign currency translation	9.0	8.2	0.8	—
June 30, 2009	$388.7	$169.0	$205.9	$13.8

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alter- natives(d)
December 31, 2008(c)	$357.2	$127.6	$61.5	$32.8	$84.2	$51.1
Long-term inflows	32.4	14.2	9.3	4.4	1.6	2.9
Long-term outflows	(28.6)	(13.5)	(5.9)	(4.3)	(1.9)	(3.0)
Long-term net flows	3.8	0.7	3.4	0.1	(0.3)	(0.1)
Net flows in money market funds	10.3	—	—	—	10.3	—
Market gains and losses /reinvestment	8.4	7.0	2.2	2.0	0.1	(2.9)
Foreign currency translation	9.0	5.8	1.3	1.4	0.1	0.4
June 30, 2009	$388.7	$141.1	$68.4	$36.3	$94.4(e)	$48.5

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2008(c)	$357.2	$232.6	$24.1	$56.7	$22.4	$21.4
Long-term inflows	32.4	16.2	1.2	8.0	3.8	3.2
Long-term outflows	(28.6)	(15.6)	(2.5)	(3.1)	(4.0)	(3.4)
Long-term net flows	3.8	0.6	(1.3)	4.9	(0.2)	(0.2)
Net flows in money market funds	10.3	6.2	—	0.2	3.3	0.6
Market gains and losses /reinvestment	8.4	4.2	1.2	(0.6)	0.6	3.0
Foreign currency translation	9.0	—	1.3	7.1	0.6	—
June 30, 2009	$388.7	$243.6	$25.3	$68.3	$26.7	$24.8

(a)

Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding joint venture (JV) AUM. Our share of the average AUM in the first six months of 2009 for our JVs in China was $3.4 billion (first six months of 2008: $5.5 billion). It is appropriate to exclude the average AUM of our JVs for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the pre-tax earnings of the JVs is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income.

(b)

Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the Schedule of Non-GAAP Information on page 8 of this release for a reconciliation of operating revenues to net revenues.

(c)	The beginning balances were adjusted to reflect certain asset reclassifications.
(d)	The alternatives asset class includes financial structures, absolute return, real estate, private equity, asset allocation, portable alpha and multiple asset strategies.
(e)	Ending Money Market AUM includes $89.7 billion in institutional money market AUM and $4.7 billion in retail money market AUM.

Invesco Ltd.

Investment Capabilities Performance Overview

		Benchmark Comparison			Peer Group Comparison
		% of AUM Ahead of Benchmark			% of AUM In Top Half of Peer Group
Equities		1yr	3yr	5yr	1yr	3yr	5yr
	U.S. Core	91%	94%	96%	92%	88%	90%
	U.S. Growth	21%	18%	58%	30%	22%	31%
	U.S. Value	25%	13%	22%	5%	5%	4%
	Sector	55%	77%	71%	56%	70%	49%
	U.K.	97%	94%	94%	98%	93%	93%
	Canadian	100%	39%	26%	90%	23%	23%
	Asian	57%	84%	90%	43%	79%	77%
	Continental European	69%	71%	94%	65%	67%	67%
	Global	65%	69%	83%	45%	41%	27%
	Global Ex U.S. and Emerging Markets	95%	96%	95%	93%	98%	98%
Balanced
	Balanced	73%	53%	59%	54%	48%	50%
Fixed Income
	Money Market	66%	67%	65%	91%	95%	95%
	U.S. Fixed Income	28%	32%	69%	57%	52%	58%
	Global Fixed Income	66%	70%	76%	75%	75%	76%

Note:

For most products the rankings are as of 6/30/09. Exceptions include institutional products (3/31/09) and Australian retail (5/31/09). Includes assets with a minimum 1-year composite track record and populated benchmark return (for % assets ahead of benchmark) or peer group (for % assets in top half of peer group). AUM measured in the one-, three-, and five-year peer group rankings represents 67%, 67%, and 64% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one-, three-, and five-year basis represents 84%, 82%, and 76% of total Invesco AUM, respectively, as of 6/30/09. Peer groups are supplied by the predominant third-party ranking agency in the market of the fund.  For select funds, the peer group assigned to the fund is combined with a second third-party peer group to create a more representative peer group. Excludes Invesco PowerShares, stable value, alternatives, W.L. Ross & Co., Invesco Private Capital, direct real estate products and CLOs. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.